As Filed With the Securities and Exchange Commission
on May 6, 2014
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

PINNACLE FINANCIAL PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Tennessee	62-1812853
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Third Avenue South, Suite 900 Nashville, Tennessee	37201
(Address of Principal Executive Offices)	(Zip Code)
PINNACLE FINANCIAL PARTNERS, INC. 2014 EQUITY INCENTIVE PLAN
(Full title of the plan)

M. Terry Turner Pinnacle Financial Partners, Inc. 150 Third Avenue South, Suite 900 Nashville, Tennessee 37201
(Name and address of agent for service)

(615) 744-3700
(Telephone number, including area code, of agent for service)

Copy to:
Bob F. Thompson, Esq. Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-accelerated Filer ☐ (do not check if you are a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value	3,088,812	(2)	$33.84	$104,525,398.08	$13,462.87

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The following table sets out the source and number of shares to be offered and sold under the Pinnacle Financial Partners, Inc. 2014 Equity Incentive Plan (the "2014 Plan") including shares originating from the Amended and Restated Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan, as amended (the "2004 Plan"), and the Second Amended and Restated Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan (the "2006 Plan"):

Source of Shares	Governing Plan	Number of Shares
Shares recently approved at the Company's April 15, 2014 shareholder meeting not previously registered:	2014 Plan	930,000
Shares previously registered that were unissued as of the date hereof:	2004 Plan	339,617
	2006 Plan	79,602
Shares previously registered that have been issued pursuant to the 2004 Plan and the 2006 Plan that are subject to termination, expiration, forfeiture or cancelation and subject to reissuance under the 2014 Plan	2004 Plan	1,664,003
	2006 Plan	75,590
Total:		3,088,812

(3)
Pursuant to Rule 457(c) and (h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant's Common Stock ($33.84) on the NASDAQ Stock Market on May 5, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Registrant" or the "Company") has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") to participants in the 2014 Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act.  The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                          Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (filing date February 25, 2014);

(2)	The Registrant's Current Report on Form 8-K filed on April 17, 2014;

(3)	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (filing date May 2, 2014);

(4)	The description of the Registrant's Common Stock, par value $1.00 per share, contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on August 3, 2000, including all other amendments and reports filed for the purpose of updating such description; and

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement.  Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the accompanying prospectus.

Item 4.                          Description of Securities.

Not applicable.

Item 5.                          Interests of Named Experts and Counsel.

Not applicable.

Item 6.                          Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (the "TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, the person reasonably believed such conduct was in the corporation's best interests; (c) in all other cases, the person reasonably believed that the person's conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe the person's conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation's charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by the officer or director; or (c) such officer or director breached the officer's or director's duty of care to the corporation.

The Registrant's amended and restated charter, as amended, provides that it will indemnify its directors and officers to the maximum extent permitted by the TBCA. The Registrant's bylaws provide that its directors and officers shall be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, the bylaws provide that the Registrant will advance to its directors and officers reasonable expenses of any claim or proceeding so long as the director or officer furnishes the Registrant with (1) a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and (2) a written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions of the Registrant's bylaws provide that the Registrant will indemnify its directors and officers when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director or officer acted in a manner he or she in good faith believed to be in or not opposed to the Registrant's best interests and, in the case of a criminal action or proceeding, if the individual had no reasonable cause to believe his or her conduct was unlawful. The Registrant's board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.

The Registrant's amended and restated charter, as amended, and bylaws, as amended, also provide that the indemnification rights contained therein do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. The Registrant can also provide for greater indemnification than is provided for in the bylaws if the Registrant chooses to do so, subject to approval by its shareholders and the limitations provided in the Registrant's amended and restated charter, as amended, as discussed in the subsequent paragraph.

The Registrant's amended and restated charter, as amended, eliminates, with exceptions, the potential personal liability of a director for monetary damages to the Registrant and its shareholders for breach of a duty as a director. There is, however, no elimination of liability for:
•	a breach of the director's duty of loyalty to the Registrant or its shareholders;
•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or
•	any payment of a dividend or approval of a stock repurchase that is illegal under the TBCA.

The Registrant's amended and restated charter, as amended, does not eliminate or limit the Registrant's right or the right of the Registrant's shareholders to seek injunctive or other equitable relief not involving monetary damages.

The indemnification provisions of the bylaws specifically provide that the Registrant may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not the Registrant would have had the power to indemnify him or her against such liability.

Item 7.                          Exemption from Registration Claimed.

None.

Item 8.                          Exhibits.

4.1	Amended and Restated Charter of the Registrant, as amended (Restated for SEC filing purposes only), incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Comission on March 2, 2012.

4.2	Bylaws of the Registrant, incorporated by reference to Registrant's Current Report on Form 8-K filed with the Comission on October 26, 2009.

4.3	Specimen Common Stock Certificate, incorporated herein by reference to Exhibit 4.1 in the Registrant's Registration Statement on Form SB-2, as amended (File No. 333-38018)).

4.4	Pinnacle Financial Partners, Inc. 2014 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to Registrant's definitive Current Report on Form 8-K, filed with the Commission on April 17, 2014.

5.1	Opinion of Bass, Berry & Sims PLC, counsel to the Registrant.

23.1            Consent of KPMG LLP.

23.2            Consent of Bass, Berry & Sims PLC, counsel to the  Registrant (included in Exhibit 5.1).

24.1            Power of Attorney (included on the signature page to the Registration Statement).

Item 9.                          Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the"Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, That:

paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or 15 (d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 6th day of May, 2014.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ M. Terry Turner
M. Terry Turner
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Robert A. McCabe, Jr. and M. Terry Turner and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert A. McCabe, Jr.	Chairman of the Board	May 6, 2014
Robert A. McCabe, Jr.

/s/ M. Terry Turner	President, Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2014
M.Terry Turner

/s/ Harold R. Carpenter	Chief Financial Officer (Principal Financial and Accounting Officer)	May 6, 2014
Harold R. Carpenter

/s/ Sue G. Atkinson	Director	May 6, 2014
Sue G. Atkinson

/s/ Harold Gordon Bone	Director	May 6, 2014
Harold Gordon Bone

Director
Gregory L. Burns

/s/ Colleen Conway-Welch	Director	May 6, 2014
Colleen Conway-Welch

/s/ James C. Cope	Director	May 6, 2014
James C. Cope

/s/ Glenda Baskin Glover	Director	May 6, 2014
Glenda Baskin Glover

/s/ William H. Huddleston, IV	Director	May 6, 2014
William H. Huddleston, IV

/s/ Ed C. Loughry, Jr.	Director	May 6, 2014
Ed C. Loughry, Jr.

/s/ Hal N. Pennington	Director	May 6, 2014
Hal N. Pennington

/s/ Gary L. Scott	Director	May 6, 2014
Gary L. Scott

/s/ Reese L. Smith, III	Director	May 6, 2014
Reese L. Smith, III

EXHIBIT INDEX

4.1	Amended and Restated Charter of the Registrant, as amended (Restated for SEC filing purposes only), incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Comission on March 2, 2012.

4.2	Bylaws of the Registrant, incorporated by reference to Registrant's Current Report on Form 8-K filed with the Comission on October 26, 2009.

4.3	Specimen Common Stock Certificate, incorporated herein by reference to Exhibit 4.1 in the Registrant's Registration Statement on Form SB-2, as amended (File No. 333-38018)).

4.4	Pinnacle Financial Partners, Inc. 2014 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to Registrant's definitive Current Report on Form 8-K, filed with the Commission on April 17, 2014.

5.1	Opinion of Bass, Berry & Sims PLC, counsel to the Registrant.

23.1            Consent of KPMG LLP.

23.2            Consent of Bass, Berry & Sims PLC, counsel to the  Registrant (included in Exhibit 5.1).

24.1            Power of Attorney (included on the signature page to the Registration Statement).